Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of August 23, 2012 by and among Richard O. Jones (“Executive”), Provident Bank (the “Bank”) and Provident New York Bancorp (“Parent”; and together with the Bank, the “Company”). The Company, Parent and Executive are sometimes referred to collectively herein as “the Parties.”

WHEREAS, Executive has been employed by the Company pursuant to an Employment Agreement dated as of December 15, 2008 (as amended, the “Employment Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement providing for Executive’s resignation from employment by the Company effective October 1, 2012 (“Resignation Date”);

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1. Executive hereby resigns from employment by the Company as of the Resignation Date, and from and after the Resignation Date, Executive will not hold himself out to any person or entity as being an employee, officer, director, representative, or agent of the Company.

2. Simultaneous with the execution of this Agreement, the Parties have entered in to the Independent Contractor Agreement attached hereto as Attachment A. The Independent Contractor Agreement shall become null and void unless (a) Executive executes and delivers a copy of the Release Agreement attached hereto as Attachment B (“Release Agreement”) on or after October 1, 2012 and (b) the Effective Date (as defined in the Release Agreement) of such Release occurs on or before October 10, 2012.

3. Subject to paragraph 4 of this Agreement and the terms of the Employment Agreement, Executive shall, upon and after the Resignation Date (but, for sake of clarity, subject to Section 7(f) of the Employment Agreement), be entitled to receive the compensation and benefits provided for under Sections 7(b)(i) through 7(b)(ix) of the Employment Agreement (such payments and benefits, other than the payment of accrued and unpaid base salary and benefit plan entitlements under Sections 7(b)(i) and 7(b)(ii) of the Employment Agreement, being the “Severance Benefits”) and with respect to such payments and benefits Executive agrees as follows: (a) the amount provided for under Section 7(b)(iv) will be $220,002; (b) no amount with be paid pursuant to Section 7(b)(v); (c) the amount provided for under Section 7(b)(vi) will be $9,573; (d) the amount provided for under Section 7(b)(vii) will be $888; and (e) the amount provided for under Section 7(b)(viii) will be $84,378. Except as provided for in this paragraph 3 or in the Independent Contractor Agreement, Executive shall have no right to receive any other compensation, benefits, or other consideration under this Agreement, the Employment Agreement, or otherwise.

4. Notwithstanding anything to the contrary herein, Executive’s entitlement to the Severance Benefits shall be subject to and contingent upon Executive (a) executing and delivering to the Company on or after October 1, 2012, a copy of the Release Agreement, and the Effective Date for such Release Agreement occurs on or before October 10, 2012 and (b) if Executive provides services under the Independent Contractor Agreement, (i) executing and delivering to the Company upon or after termination of the Independent Contractor Agreement, a second copy of the Release Agreement and (ii) the Effective Date for such Release Agreement occurring within ten days after termination of the Independent Contractor Agreement.

5. Executive acknowledges and agrees that Sections 10 (Confidentiality), 11 (Non-Solicitation; Non-Competition; Post-Termination Cooperation), and 12 (Additional Termination and Suspension Provisions) of the Employment Agreement shall continue in full force and effect.

6. Executive agrees that he will not publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about the Company or any of its officers, directors, employees, or agents. The Company agrees to instruct its directors, officers, and senior management not to publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about Executive. In the event that a prospective employer of Executive’s contacts the Company, the Company shall respond by providing only Executive’s dates of employment, title, last salary, and stating that he resigned to pursue other opportunities.

7. This Agreement sets forth the entire agreement between the Company and Executive and, except as expressly provided in this Agreement, supersedes any and all prior agreements or understandings between the Company and Executive pertaining to the subject matter hereof. In reaching this Agreement, neither the Company nor Executive has relied upon any representation or promise except those set forth herein. If any provision, or portion of a provision, of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein. The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

8. This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.

9. This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles, and Executive consents to venue and exclusive personal jurisdiction in the state and federal courts of the State of New York for any proceeding arising out of or relating to this Agreement.

10. Executive acknowledges that he has read each and every section of this Agreement and that he understands his rights and obligations under this Agreement. Executive acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and that Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

11. This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

12. This Agreement shall be binding upon Executive and upon Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company, and its representatives, executors, successors, and assigns. This Agreement shall be binding upon the Company and upon the Company’s assigns and shall inure to the benefit of Executive and his heirs, administrators, representatives, executors, successors, and assigns.

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IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) set forth below.

Richard O. Jones

/s/ Richard O. Jones	Date: 08/23/12

Provident New York Bancorp

By: /s/ Jack L. Kopnisky	Date: 08/23/12
President & CEO

Provident Bank

By: /s/ Jack L. Kopnisky	Date: 08/23/12
President & CEO

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Attachment A

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT, made as of the      day of August, 2012, by and between Provident Bank, and Provident New York Bancorp (together the “Company”), and Richard O. Jones (the “Contractor”).

WHEREAS, Contractor possesses valuable knowledge and skills that have contributed and are likely to continue to contribute to the successful operation of the Company’s business; and

WHEREAS, the Company and Contractor have agreed to execute and deliver this Agreement in consideration, among other things, of (i) the access Contractor has had and will continue to have to confidential or proprietary information of the Company; (ii) the access Contractor will have to confidential or proprietary information to be acquired hereafter by the Company; (iii) the willingness of the Company to make valuable benefits available hereafter to Contractor; (iv) the Company’s willingness to obligate itself to give Contractor written notice of any termination of Contractor’s independent contractor status; and (v) Contractor’s receipt of payments from time to time by the Company; and

WHEREAS, the Company desires to procure the services of Contractor, and Contractor is willing to be engaged by the Company, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, intending to be legally bound, the Company agrees to engage Contractor, and Contractor hereby agrees to be engaged by the Company, upon the following terms and conditions:

ARTICLE I

INDEPENDENT CONTRACTOR

1.01. Independent Status. Contractor is hereby engaged by the Company to complete the projects assigned from time to time by the Company’s Chief Executive Officer or his designee, and as such, shall use his best skills and abilities to complete the assigned duties hereunder and in the performance of such other tasks as may be requested of him from time to time by the officers of the Company. Contractor acknowledges that at all times he/she shall be legally independent from the Company and that nothing contained in this Agreement shall in any way be construed to create an employment relationship. Contractor warrants that he/she is in full compliance with all federal, state and local laws which regulate his/her business, that he/she has procured all legally required insurance coverage necessary for the operation of his/her business.

1.02. Term. This Contract shall commence as of October 1, 2012 and shall continue until March 31, 2013, unless sooner terminated as provided herein.

1.03. Remuneration. During the term of this Contract, remuneration shall be paid to Contractor at the rate of $136.00 dollars per hour for each hour the Contractor performs services for the Company. The rate of remuneration to be paid to Contractor may be adjusted in the sole discretion of the Company; however, any such change must be communicated to the Contractor at least one week before it is effective.

1.04. Fringe Benefits. During the term of this Contract, no benefits, other than the remuneration described above, shall be provided to the Contractor. Contractor acknowledges that as an independent contractor he/she has no claim to any of the fringe benefits offered to the employees of the Company and hereby waives any claim to such benefits.

ARTICLE II

TERMINATION

2.01. Death. If the Contractor dies during the term of this Contract, this Contract shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued and unpaid remuneration until the time of death, shall terminate.

2.02. Company Termination.

(a) For Cause. If the Company, acting in good faith and upon reasonable grounds, determines that Contractor has failed to perform his/her duties hereunder or under law, has violated any of the agreements, covenants, terms or conditions hereunder or has engaged in conduct which has injured or would injure the business or reputation of the Company or otherwise adversely affect its interests, then, and in such event, the Company may, by written notice to Contractor, immediately terminate this Contract Upon delivery to Contractor of such notice, together with payment of any payments accrued under Section 1.03, the Contractor’s status and all obligations of the Company hereunder shall immediately terminate. The obligations of Contractor under Article III shall continue notwithstanding termination of Contractor’s status as an independent contractor pursuant to this Section 2.02(a).

(b) Without Cause. This Contract may, upon one week’s prior notice to the Contractor, be terminated at any time by the Company without cause. Payments to the Contractor hereunder shall cease effective as of the date of any such termination. The obligations of Contractor under Article III hereof shall continue notwithstanding termination of this Contract pursuant to this Section 2.02(b).

2.03. Contractor Termination. Contractor agrees to give the Company one week’s prior notice of the termination of this contract with the Company. The obligations of contractor under Article III hereof shall continue notwithstanding termination of this Contract pursuant to this Section 2.03.

ARTICLE III

CONTRACTOR’S COVENANTS AND AGREEMENTS

3.01. Non-Disclosure of Confidential Information. Contractor agrees to hold and safeguard confidential information in trust for the Company, its successors and assigns and agrees that he/she shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company’s organization at any time, either during the term of this contract with the Company or subsequent to the termination of this contract with the Company for any reason, including without limitation termination by the Company for cause or without cause, any confidential information, whether or not developed by Contractor, except as required in the performance of Contractor’s duties to the Company.

3.02. Disclosure of Works and Inventions/Assignment of Patents. Contractor shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements related to the business or activities of the Company and authored, conceived or made by Contractor during the period of this contract. The contractor hereby assigns and agrees to assign all his/her interest therein to the Company or its nominee in any such works, inventions, discoveries and improvements. Such obligations shall continue beyond the termination of this contract with respect to works, inventions, discoveries and improvements authored, conceived or made by Contractor during the period of this contract, and shall be binding upon Contractor’s assigns, executors, administrators and other legal representatives.

3.03. Return of Materials. Upon the termination of this Contract with the Company for any reason, including without limitation termination by the Company for cause or without cause, Contractor shall promptly deliver to the Company all Company property.

3.04. Non-Solicitation of Company’s Clients

(a) The Contractor covenants and agrees that during the period of this Contract, the Contractor shall not, directly or indirectly, solicit, accept or engage in any employment, consulting, contracting, or other similar relationship with any client of Company (as defined below), or any affiliate of any client which would involve the Contractor in providing services similar to those provided under this Agreement. For purposes of this Agreement, the term “client” shall mean any person or entity under contract with Company for services that the contractor performed work for during the term of Contractor’s period of service with Company and/or any person or entity to which Company has an outstanding proposal to provide services for or is in active negotiations with.

3.05. Work Made for Hire. The Contractor recognizes and understands that his/her duties at the Company may include the preparation of materials, and that any such materials conceived or written by him/her shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. Section s 1 et seq., as amended.

ARTICLE IV

CONTRACTOR’S REPRESENTATIONS AND WARRANTIES

4.01. No Prior Agreements. The Contractor represents and warrants that he/she is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his/her ability to perform his/her obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article III hereof. The Contractor further represents and warrants that his/her independent contractor status with the Company will not require him/her to disclose or use any confidential information belonging to prior employers or other persons or entities.

4.02. Contractor’s Abilities. The Contractor represents that his/her experience and capabilities are such that the provisions of Article III will not prevent him from earning his livelihood, and acknowledges that it could cause the Company serious and irreparable injury and cost if the Contractor were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article III.

4.03. Remedies. In the event of a breach by the Contractor of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by the Contractor and to enjoin the Contractor from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.

ARTICLE V

MISCELLANEOUS

5.01. Authorization to Modify Restrictions. It is the intention of the Contractor and the Company that the provisions of this Agreement be enforceable to the fullest extent permissible under law and that the unenforceability of any provision or necessary modification of any provision in order to conform to applicable law not render unenforceable or impair the validity of the remaining provisions. If any provision is deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to alter the bounds thereof in order to render it valid and enforceable.

5.02. Entire Agreement. This Agreement represents the entire agreement of the parties relating to the subject matter hereof; provided however, that nothing herein is intended to amend or supersede any provisions of the Employment Agreement, dated as of December 15, 2008, as amended, among Contractor, Provident Bank, and the Provident New York Bancorp, or the Separation Agreement, dated as of the date hereof by and among Contractor, Provident Bank and Provident New York Bancorp. This Agreement may be amended only by a writing signed by each of them.

5.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.04. Agreement Binding. The obligations of the Contractor under this Agreement shall be binding on his/her heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company.

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THE CONTRACTOR ACKNOWLEDGES THAT HE/SHE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

PROVIDENT NEW YORK BANCORP
Date

PROVIDENT BANK

By:
Date	Jack Kopnisky, Chief Executive Officer

Contractor:

Date

Attachment B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the 23rd day of August, 2012 among Provident Bank, Provident New York Bancorp (together, the “Company”) and Richard O. Jones (“Executive”).

WHEREAS, the Company and Executive are parties to a Separation Agreement, dated as of August 23, 2012 (the “Separation Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Separation Agreement, to receive certain Severance Benefits (as defined in the Separation Agreement) in connection with Executive’s employment;

NOW, THEREFORE, in consideration of the Bank agreeing to provide the Severance Benefits to Executive pursuant to the Separation Agreement and entering into the Independent Contractor Agreement as of the same date as the Separation Agreement and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1. In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested benefits of Executive under Company’s pension and welfare benefit plans); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967 (hereinafter “ADEA”), as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act (hereinafter “ADA”), as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended, (family leave matters), any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive’s employment, service, or contacts, with Company or any other of the Released Parties.

2. To the extent permitted by law, Executive agrees that he will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Executive agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

3. Older Workers Benefit Protection Act /ADEA Waiver:

(a) Executive acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

(b) Executive acknowledges that he has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c) Executive further acknowledges that he may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive’s intention to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d) The Parties also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.

4. Executive shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive’s possession, custody, or control, including any such materials that may be at Executive’s home.

5. This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents.

6. This Agreement sets forth the entire agreement between the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein) and fully supersedes any and all prior agreements or understandings among the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein). This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

7. The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.

8. Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

9. The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

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PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) set forth below.

Richard O. Jones

/s/ Richard O. Jones	Date: 08/23/12

Provident New York Bancorp

By: /s/ Jack L. Kopnisky	Date: 08/23/12
President & CEO

Provident Bank

By: /s/ Jack L. Kopnisky	Date: 08/23/12
President & CEO

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